Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qiao Xing Universal Telephone, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-154810 on Form F-3 of Qiao Xing Universal Telephone, Inc. of our report dated July 14, 2009 with respect to the consolidated financial statements of Qiao Xing Universal Telephone, Inc. and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion), which report appears in this Annual Report on Form 20-F of Qiao Xing Universal Telephone, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Sherman Oaks, California
July 14, 2009